UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 30, 2006
MICHAELS STORES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09338	75-1943604
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
8000 Bent Branch Drive
Irving, Texas 75063
P.O. Box 619566
DFW, Texas 75261-9566
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 409-1300

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Michaels Stores, Inc. (the “Company”) announced that it had entered into an Agreement and Plan of Merger, dated as of June 30, 2006 (the “Merger Agreement”), with Bain Paste Mergerco, Inc. (“Bain MergerCo”), Blackstone Paste Mergerco, Inc. (“Blackstone MergerCo” and, together with Bain MergerCo, “MergerCos”), Bain Paste Finco, LLC (“Bain FinCo”) and Blackstone Paste Finco, LLC (“Blackstone FinCo” and, together with Bain FinCo, “FinCos”). Bain MergerCo and Bain FinCo are entities indirectly owned and controlled by Bain Capital Partners LLC, and Blackstone MergerCo and Blackstone FinCo are entities indirectly owned and controlled by The Blackstone Group.
The Merger Agreement contemplates that each MergerCo will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and each outstanding share of common stock of the Company being converted in the Merger into the right to receive $44.00 per share in cash, without interest.
The Company has made customary representations and warranties in the Merger Agreement and agreed to certain customary covenants, including covenants regarding operation of the business of the Company and its subsidiaries prior to the closing and covenants prohibiting the Company from soliciting, or providing information or entering into discussions concerning, proposals relating to alternative business combination transactions, except in limited circumstances to permit the board of directors of the Company to comply with its fiduciary duties.
Consummation of the Merger is subject to customary conditions, including adoption of the Merger Agreement by the Company’s stockholders, the absence of certain legal impediments to consummation of the Merger and the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
MergerCos have obtained equity financing commitments, and FinCos have obtained debt financing commitments, to finance the transactions contemplated by the Merger Agreement, including the payment of the merger consideration, cashout of the outstanding options and payment of all related fees and expenses. The obligations of MergerCos and FinCos to consummate the Merger are not conditioned on the receipt of this financing. MergerCos and FinCos, however, are not required to consummate the Merger until after the completion of a marketing period (the “Marketing Period”). Subject to certain exceptions, the Marketing Period is the first period of 30 consecutive days following the later of (i) the date on which the Company’s stockholders have adopted the Merger Agreement and (ii) September 4, 2006, throughout which FinCos must have certain financial information with respect to the Company required to consummate the debt financing and the conditions to closing either must have been satisfied or must be satisfied at the end of the period.
The Company and MergerCos may terminate the Merger Agreement under certain circumstances. The Merger Agreement provides that, upon the termination of the Merger Agreement under specified circumstances, the Company may be required to pay MergerCos a termination fee equal to $120.0 million. The Merger Agreement further provides that, in the event that the Company terminates the Merger Agreement because FinCos have not received the proceeds of debt financing necessary to consummate the Merger at the end of the Marketing Period, and MergerCos and FinCos are not otherwise in breach of their obligations under the Merger Agreement, then MergerCos and FinCos are required to pay a termination fee in an aggregate amount equal to $200.0 million and such fee represents the Company’s sole and exclusive remedy. The Company, on the one hand, and MergerCos and FinCos, on the other hand, are also subject to an overall cap on money damages of $600.0 million for breaches of the Merger Agreement. Despite this cap, the parties are also entitled to the equitable remedy of specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, including with respect to the related financing commitments.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.
In connection with the Merger and the required stockholder approval, the Company will file a proxy statement with the Securities and Exchange Commission. The Company’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the Merger and the Company. Copies of these documents (when they become available) and other documents filed by the Company with the Securities and Exchange Commission may be obtained on the Commission’s website at www.sec.gov. In addition, documents filed by the Company with the Securities and Exchange Commission may be obtained free of charge by contacting the Company’s Investor Relations Department as follows: Michaels Stores, Inc., Investor Relations Department, 8000 Bent Branch Drive, Irving, Texas 75063, telephone (972) 409-1300.
Item 8.01 Other Events.
On June 30, 2006, the Company issued a press release announcing the signing of the Merger Agreement, a copy of which is furnished as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

2.1	Agreement and Plan of Merger, dated as of June 30, 2006, among Bain Paste Mergerco, Inc., Blackstone Paste Mergerco, Inc., Bain Paste Finco, LLC, Blackstone Paste Finco, LLC and Michaels Stores, Inc.

99.1	Press Release dated June 30, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICHAELS STORES, INC.

	By:	/s/ Jeffrey N. Boyer

Jeffrey N. Boyer
President and Chief Financial Officer

Date: July 5, 2006